SUB-ITEM 77I

Terms of new or amended securities

On March 18, 2015, Form Type 485(b), Accession No. 0000872825-15-000020, an amendment to the registration statement of American Century World Mutual Funds, Inc., was filed with the Securities and Exchange Commission. This amendment registered two new funds, NT International Small-Mid Cap Fund and NT International Value Fund, effective March 19, 2015, and describes the characteristics of the new funds.